Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

IMMUCOR REPORTS PRELIMINARY SECOND QUARTER RESULTS

NORCROSS, GA. (December 16, 2003) — Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today announced earnings per diluted share for its second quarter ended November 30, 2003 will be approximately six cents below the $0.20 consensus estimate of seven analysts, compiled by Thomson Financial/First Call. Net income for the quarter is expected to be approximately $2.8 million.

During the second quarter the company entered into negotiations to secure a new credit facility at terms much more favorable to the company. As a result the company will record a non cash, pre tax charge of $924 thousand in the second quarter to write off unamortized deferred financing charges related to its existing credit facility. This charge reduced second quarter earnings by approximately $0.03 per diluted share. At the current levels of debt it is expected this new credit facility will reduce interest expense by approximately $250 thousand per year and the amortization of deferred financing costs of approximately $450 thousand per year.

Revenues for the quarter will be approximately $27.2 million. Revenues in the US declined from $18.5 million in the first quarter to $17.3 million in the second quarter. The decline was due in large part to instrument sales falling to $740 thousand in the second quarter versus $1.5 million in the first quarter. Sales of instruments in Europe grew to $1.3 million in the second quarter up from $1.0 million in the first quarter. The closing of instrument sales is difficult to predict due to the long sales cycle. The remainder of the US sales variance, $440 thousand, was due to reduced sales of serum and cell products. The shortfall is believed to be due in large part to US customer ordering patterns and European distributors reducing inventory levels in anticipation of the company’s products receiving CE marking and not from an overall decrease in demand.

Gross margins were less than expected. The previously mentioned sales shortfall accounted for approximately $535 thousand of lost margin. Expenses to accommodate CE marking for Europe grew to $300 thousand during the second quarter which contributed to the reduced margins. It is expected that additional expenses will be incurred to complete CE marking activities in the third quarter.

Commenting on the quarter, Edward L. Gallup, Chairman and Chief Executive Officer said, “Although disappointed by the second quarter results, we are proud of our accomplishments.

During the second quarter we successfully filed for CE marking 57 list A products, 53 list B products and in excess of 70 self declared products and received a recommendation for certification of CE marking. Demand for our new Galileo high volume instrument continues to be strong since its introduction to the European market. During the quarter, 20 Galileo instruments were placed, 13 outright sales and 7 placed under reagent rental agreements, resulting in 93 Galileo placements in Europe to date, and an additional 8 Galileos have been placed under evaluation at customer sites. We expect instrument placements to increase moving forward. Galileo clinical trial data has been collected in the US and we are in the process of preparing the submission to the FDA. We now believe we will be submitting this data in February.”

“We will focus our efforts for the balance of this fiscal year on the consolidation of our red cell products to the Norcross facility and the elimination of redundant products,” said Edward L. Gallup, Chairman. “It is our expectation that we will see some improvement in gross margins as early as the 4th quarter; however this will depend on the effectiveness of the transition. As we enter fiscal 2005 we believe we will see further improvement in Galileo sales and the associated reagent trail, and improved manufacturing efficiencies which will result in improved margins.”

Actual results for the quarter ending November 30, 2003 and further details of the results of operations will be reported on January 7, 2004.

Immucor, Inc. will host a conference call on December 16, 2003 at 11:00 a.m. (EST) to review the results. Investors are invited to participate in this conference call, with Edward L. Gallup, Chairman and Chief Executive Officer, and Steven C. Ramsey, Vice President, Finance and Chief Financial Officer. The call will focus on the results for the second quarter, general business trends, and the Company’s outlook for FY 2004. This release, as well as any financial information that may be discussed by Messrs. Gallup or Ramsey during this call not contained in this release will be posted as soon as practicable after the call on the investor news section of Immucor’s website. To access this information once posted, go to Immucor’s website at www.immucor.com and click on “Investor News.”

To participate in the telephone conference call, dial 1-800-642-9808. Replays of the conference call will be available for one week beginning at 2:00 PM on December 16th by calling 1-800-642-1687 and entering conference ID 4572359. Beginning December 23, 2003, audio of the conference call or a transcript of the conference call will be available on the “Investor News” page of the Immucor website.

2004 Outlook

The following revised guidance reflects Immucor’s expectations as of December 16, 2003 and is being provided so that the Company can discuss its future outlook during its upcoming investor conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its quarterly earnings announcement for the third quarter, which is tentatively planned for early April 2004.

The Company expects revenues for the fiscal year ended May 31, 2004 to range from $109 million to $112 million, an increase of approximately 11% to 14% over fiscal 2003 revenues. Net income is expected to be in the range of $15.1 to $16.0 million, an approximate 5% to 11% increase over fiscal 2003. We expect to generate record earnings per diluted share in the range of $0.71 to $0.75 for the fiscal year. All per share amounts have been adjusted for the recent 3 for 2 stock dividend. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the additional sales of instruments and the related reagent revenue in the US, the sales of the new Galileo instrument in Europe and the related reagent revenue, and from a general increase in sales of the Company’s reagents. The Company has also assumed that the previously announced development agreement with Inamed, Inc. for the production of human collagen mesh will result in the successful development of a product that would add revenues beginning no later than February 2004. Assuming that occurs, the Company expects annual revenues ranging between $6.0 million and $8.0 million dollars from the Inamed agreement and an addition to quarterly earnings of approximately $0.02 per diluted share outstanding when shipments commence.

With respect to expenses, the Company has assumed expenses will grow at a rate slightly higher than the rate of inflation.

With respect to diluted earnings per share, the Company’s projection assumes no additional capital stock will be issued but diluted shares will increase under applicable accounting rules based on the assumption that higher share prices will cause currently outstanding stock options to be included in the calculation of diluted shares.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending, increased competition in the sale of instruments and reagents, product development or regulatory obstacles, changes in interest rates, fluctuations in foreign currency conversion rates and general economic conditions Further risks are detailed in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.